UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-12

BIORESTORATIVE THERAPIES, INC.
 (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1)	Title of each class of securities to which transaction applies: not applicable

2)	Aggregate number of securities to which transaction applies: not applicable

3)
Per unit price or other underlying value of transaction computed pursuant to Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

not applicable

4)	Proposed maximum aggregate value of transaction: not applicable

5)	Total fee paid: not applicable

[ ]	Fee paid previously with preliminary materials:

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2)  and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SUPPLEMENT TO THE PROXY STATEMENT FOR THE
SPECIAL MEETING OF STOCKHOLDERS OF
BIORESTORATIVE THERAPIES, INC.
TO BE HELD ON NOVEMBER 13, 2019

This proxy statement supplement (this “Supplement”), dated November 1, 2019, supplements the definitive proxy statement on Schedule 14A (the “Proxy Statement”) of BioRestorative Therapies, Inc. (the “Company”), dated October 29, 2019, and mailed to stockholders in connection with the Special Meeting of Stockholders to be held on November 13, 2019 (the “Special Meeting”).  Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION AND THIS
SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT

The Company is making the following supplemental disclosure to the Proxy Statement. This disclosure should be read in connection with the Proxy Statement, which should be read in its entirety.  Without admitting in any way that the disclosure below is material or otherwise required by law, the Company makes the following supplemental disclosure:

As discussed on page 10 of the Proxy Statement, the Company and Arena Investors LP (“Arena”) were parties to a securities purchase agreement which provided that each of the Company and Arena had the right to terminate the agreement in the event it was not closed by October 31, 2019.  After the Proxy Statement was mailed to stockholders, the parties determined not to move forward with the transaction.
Voting Matters
The Company believes that the proposals set forth in the Proxy Statement, or votes cast thereon, should not be affected by this Supplement.  For stockholders that have already delivered a proxy and do not wish to change their proxy instructions, no action is necessary.  Stockholders that wish to change their votes may revoke a previously submitted proxy pursuant to the instructions set forth in the Proxy Statement.
Mark Weinreb
Chief Executive Officer
Melville, New York
November 1, 2019